NSAR
Screen 38, 77(G.)
Series 3
Defaulted senior securities for the period ended June 30, 2002



1.   Murrin Murrin Holdings, 9.375%, due 08/31/2007
o    Reason for Default: Bankruptcy
o    Date of Default: 03/01/2002
o    Principal Amount: 375,000
o    Amount of Default: $11,523.44
o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount) * (1,000)]: $30.73